UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 12b-25

NOTIFICATION OF LATE FILING

SEC File Number 0-17927
CUSIP Number 470883 10 9


(CHECK ONE): / /Form 10-K and Form 10-KSB / /Form 20-F / /Form 11-K /X/Form 10-Q and Form 10-QSB / /Form N-SAR

For Period Ended: September 30, 2005
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/  / Transition Report on Form 10-K
/  / Transition Report on Form 20-F
/  / Transition Report on Form 11-K
/  / Transition Report on Form 10-Q
/  / Transition Report on Form N-SAR
For the Transition Period Ended:
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READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR
TYPE.

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

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Full Name of Registrant   Janex International, Inc.

Former Name if Applicable

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Address of Principal Executive Office (Street and Number)
                              2650 Jamacha Road, Unit 147-2
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City, State and Zip Code
                              El Cajon, CA 92019
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PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

/X/    (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
/X/    (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
       (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

The Company is unable to file its Quarterly Report on Form 10-QSB for the Quarter ended September 30, 2005 within the prescribed time period because the Company is having difficulty obtaining certain information that is necessary to the completion of the Form 10-QSB. The Company intends to file its Quarterly Report on Form 10-QSB on or before the 5th calendar day following the prescribed due date.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

 Lauren Scott                              619               504-9263
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    (Name)                           (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
/ / Yes  /X/ No
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
/X/ Yes  / / No
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                            Janex International, Inc.
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                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


    Date  October 12, 2005                    By  /s/ Lauren Scott
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                                               Name:  Lauren Scott
                                         Title: Chief Operating Officer